Exhibit 99

MEREDITH REPORTS FISCAL 2009 FIRST QUARTER EARNINGS

DES MOINES, IA, (Oct. 29, 2008) - Meredith Corporation (NYSE: MDP), the leading media and marketing company serving American women, today reported fiscal 2009 first quarter earnings per share of $0.41 and revenues of $370 million, in-line with expectations. This compares to fiscal 2008 first quarter earnings per share of $0.68 and revenues of $404 million.

"The weak economy continues to significantly impact the demand for advertising. However, other fundamentals of our business remain strong," said Stephen M. Lacy, Meredith's President and Chief Executive Officer. "Our circulation metrics and news ratings are solid. Our non-advertising related businesses, particularly Meredith Integrated Marketing and brand licensing, are posting strong revenue and profit growth. Additionally, political advertising revenues are meeting expectations."

Lacy noted that Meredith is continuing to execute a performance improvement plan that is focused on gaining market share, growing new revenue streams and practicing aggressive expense control. Meredith's expenses declined approximately 3 percent during the fiscal first quarter compared to the year-ago period, even with a 22 percent increase in paper prices. Excluding acquisitions, total company expenses declined 5 percent.

"We have a solid balance sheet, modest levels of debt at a low cost of funds and adequate liquidity supported by strong free cash flow," Lacy said. "We have maintained this rock-solid financial position for years, and it is even more important in this period of economic uncertainty."

OPERATING RESULTS

Publishing

Fiscal 2009 first quarter Publishing operating profit was $33 million and revenues were $300 million, compared to operating profit of $55 million and revenues of $330 million in the year-ago period. Advertising revenues were $148 million, versus $181 million in the first quarter of fiscal 2008, when Publishing advertising revenues grew 13 percent.

Companies that operate in Meredith's endemic advertising categories - including food and beverages, prescription and non-prescription drugs, and home - have been impacted greatly by the current economic downturn. Combined, Meredith magazine advertising revenues in these categories declined over 25 percent in the first quarter, according to Publishers Information Bureau (PIB).

"These categories have consistently outpaced advertising industry growth rates," Lacy said. "We're confident they will serve us well in the long-term."

Meredith has put increased emphasis on diversifying its advertising categories, and that strategy has partially offset year-to-date weakness.  For example, Meredith increased advertising revenues and outperformed the industry in several non-core categories in the quarter, including beauty, travel, entertainment and apparel.  Combined, Meredith's advertising revenues in these categories increased more than 25 percent in the first quarter of fiscal 2009 compared to the prior year quarter, according to PIB.

"We've taken steps to strengthen our sales organizations and better leverage our scale and the efficiency of our reach," Lacy said. "This has enabled us to increase our share of budgets in more diverse advertising categories as well as grow net advertising revenue per magazine page, which was up approximately 3 percent in the quarter."

Meredith's profit contribution and related margin in its subscription activities increased during the quarter. Total circulation revenues declined, due to softer retail sales and Meredith's plan to publish fewer newsstand-only Special Interest titles in the quarter.

Meredith Integrated Marketing delivered another outstanding quarter, as operating profit rose 30 percent. Results were driven primarily by strong performance in the core custom publishing business, along with increased contributions from acquisitions made over the last two years.

Brand licensing operating profit rose more than 30 percent. During the quarter, more than 550 Better Homes and Gardens-branded home-related products were rolled out at Walmart stores across the country. This initiative - along with a very successful licensing agreement with Universal Furniture and the launch of the Better Homes and Gardens Real Estate Service by Realogy - helped Better Homes and Gardens take the No. 1 spot on Adweek magazine's 2008 Magazine Brand Leaders list.

Broadcasting

Fiscal 2009 first quarter Broadcasting operating profit was $11 million, compared to $14 million in the year-ago period. Revenues were $70 million, versus $75 million in the prior-year quarter. Earnings before interest, taxes, depreciation and amortization (EBITDA) were $17 million, compared to $20 million in the prior-year quarter.

Fiscal 2009 first quarter net political revenues were $6 million, as expected, compared to net political revenues of $1 million in the prior-year quarter. The Olympics were not a major factor for Meredith, as its sole NBC station in Nashville generated approximately $1 million in Olympic-related revenues during the quarter.

Ongoing industry-wide weakness in core television advertising categories such as automotive, professional services, restaurants, retail and furnishings impacted Broadcasting performance in the quarter. Combined advertising revenues in these categories declined nearly 20 percent.

The Meredith Broadcasting Group is also putting increased emphasis on growing non-core advertising categories in this period of economic weakness. For example, combined advertising revenues increased more than 15 percent in categories such as entertainment, electronics, travel and utilities during the quarter.

In the July 2008 book, five Meredith stations grew ratings in adults 25-54 in their evening and late newscasts, including Phoenix, Nashville and Kansas City. "Our top priorities are growing news ratings and strengthening our local brands, which will help drive higher advertising revenues over time," Lacy said.

The Better show, which features content inspired by Meredith's publishing brands and is produced by Meredith Video Solutions, debuted in 30 additional markets this fall, increasing its national distribution to more than 40 markets. Earlier this month, Meredith reached agreements to distribute Better to stations in three Top 20 markets - San Francisco (#5), Cleveland (#17) and Denver (#18). Content from the Better show is also available online at www.better.tv and www.parents.tv, Meredith's broadband video channels.

OTHER FINANCIAL INFORMATION

Meredith's total debt was $465 million and its weighted average interest rate was approximately 4.5 percent as of September 30, 2008.  Meredith's debt-to-EBITDA ratio was a conservative 1.6 to 1.  The company has repurchased approximately 750,000 shares in fiscal 2009, leaving 1.6 million shares remaining under current share repurchase authorizations.

"We are well-positioned to weather the current softness in advertising and the turbulence in the financial markets, as well as make acquisitions and investments when opportunities arise," Lacy said.  "We have a strong balance sheet with a low level of debt, and are exercising prudent cash management."

All earnings per share figures in the text of this release are diluted.  Both basic and diluted earnings per share can be found in the attached condensed consolidated statements of earnings.

OUTLOOK

Many of Meredith's largest advertisers continue to face a challenging economic environment. The resulting advertising weakness, partially offset by political advertising at Meredith's television stations, will impact the company's revenue performance at least through the second quarter of fiscal 2009. In addition, operating results will continue to be impacted by significantly higher paper prices.

Currently, fiscal 2009 second quarter Publishing advertising revenues are down in the high teens, compared to 8 percent growth in the second quarter of fiscal 2008. Broadcasting non-political advertising pacings are currently down in the high 20s, compared to 6 percent growth in the second quarter of fiscal 2008. Meredith expects approximately $15 million in political advertising revenues at its television stations in the second fiscal quarter, in-line with expectations.

Meredith expects paper prices in the fiscal second quarter of 2009 will average approximately 20 percent higher than in the year-ago period. Meredith's average tax rate is expected to be approximately 41.8 percent in the second quarter, and 39.5 percent for full fiscal 2009.

Currently, Meredith expects full year earnings per share of $2.50 to $2.85. Second quarter earnings per share are expected to range from approximately $0.47 to $0.52.

A number of uncertainties remain that may affect our outlook as stated in this press release for results in the second quarter and full fiscal year. These include the duration and severity of the current economic downturn and its impact on calendar 2009 advertising budgets; the performance of the Company's retail businesses; and paper prices. These and other uncertainties are referenced below under "Safe Harbor" and in certain of the Company's SEC filings.

CONFERENCE CALL WEBCAST

Meredith will host a conference call on Oct. 29, 2008, at 11 a.m. EDT (10 a.m. CDT) to discuss fiscal first quarter results. A live webcast will be accessible to the public on the Company's web site, www.meredith.com, and a replay will be available for one week after the call. A transcript will be available within 48 hours following the conference call on www.meredith.com.

RATIONALE FOR USE AND ACCESS TO NON-GAAP MEASURES

Management uses and presents GAAP and non-GAAP results to evaluate and communicate the performance of the Company. Non-GAAP measures should not be construed as alternatives to GAAP measures. EBITDA and free cash flow are common supplemental measures of performance used by investors and financial analysts. Management believes that EBITDA and free cash flow provide additional analytical tools to clarify the Company's results from core operations and delineate underlying trends. Meredith does not use EBITDA or free cash flow as a measure of liquidity or funds available for management's discretionary use because they include certain contractual and non-discretionary expenditures.

Reconciliations of non-GAAP to GAAP measures are included in the attached tables. The attached consolidated financial statements and reconciliation tables will be made available on the Company's web site, www.meredith.com. Please click on "Non-GAAP/GAAP Reconciliation."

SAFE HARBOR

This release contains certain forward-looking statements that are subject to risks and uncertainties. These statements are based on management's current knowledge and estimates of factors affecting Meredith's operations. Statements in this announcement that are forward-looking include, but are not limited to, the statements regarding broadcasting pacings and publishing advertising revenues, along with Meredith's earnings per share outlook. Actual results may differ materially from those currently anticipated. Factors that could adversely affect future results include, but are not limited to, downturns in national and/or local economies; a softening of the domestic advertising market; world, national or local events that could disrupt broadcast television; increased consolidation among major advertisers or other events depressing the level of advertising spending; the unexpected loss or insolvency of one or more major clients; the integration of acquired businesses; changes in consumer reading, purchasing and/or television viewing patterns; increases in paper, postage, printing or syndicated programming expenses; changes in television network affiliation agreements; technological developments affecting products or methods of distribution; changes in government regulations affecting Meredith's industries; unexpected changes in interest rates; and the consequences of acquisitions and/or dispositions. Meredith undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

ABOUT MEREDITH CORPORATION

Meredith Corporation (NYSE:MDP: www.meredith.com) is the leading media and marketing company serving American women.  Meredith combines well-known national brands - including Better Homes and Gardens, Parents, Ladies' Home Journal, Family Circle, American Baby, Fitness and More - with local television brands in fast growing markets. Meredith is the industry leader in creating content in key consumer interest areas such as home, family, health and wellness and self-development.  Meredith then uses multiple distribution platforms - including print, television, online, mobile and video - to give consumers content they desire and to deliver the messages of its marketing partners.  Additionally, Meredith uses its many assets to create powerful custom marketing solutions for many of the nation's top brands and companies. The goals of these programs are to increase consumer loyalty and produce repeated consumer interaction.  In the last two years, Meredith has significantly added to its capabilities in this area through the acquisition of cutting-edge companies in areas such as online, word-of-mouth and database marketing. Meredith employs more than 3,000 people throughout the United States. Meredith's fiscal 2008 revenues were $1.6 billion.

Shareholder/Financial Analyst Contact: Mike Lovell Director of Investor Relations Phone: (515) 284.3622 E-mail: Mike.Lovell@Meredith.com	Media Contact: Art Slusark VP/Corporate Communications Phone: (515) 284.3404 E-mail: Art.Slusark@Meredith.com

Meredith Corporation and Subsidiaries
Consolidated Statements of Earnings (Unaudited)

Three Months Ended September 30,	2008	2007
(In thousands except per share data)
Revenues
Advertising	$215,536	$254,335
Circulation	74,022	80,286
All other	80,880	69,452
Total revenues	370,438	404,073
Operating expenses
Production, distribution, and editorial	173,212	175,708
Selling, general, and administrative	148,923	155,570
Depreciation and amortization	10,858	12,118
Total operating expenses	332,993	343,396
Income from operations	37,445	60,677
Interest income	120	352
Interest expense	(5,434)	(6,163)
Earnings from continuing operations before income taxes	32,131	54,866
Income taxes	13,494	21,398
Earnings from continuing operations	18,637	33,468
Loss from discontinued operations, net of taxes	-	(98)
Net earnings	$18,637	$33,370

Basic earnings per share
Earnings from continuing operations	$0.41	$0.70
Discontinued operations	-	-
Basic earnings per share	$0.41	$0.70
Basic average shares outstanding	45,241	47,795

Diluted earnings per share
Earnings from continuing operations	$0.41	$0.68
Discontinued operations	-	-
Diluted earnings per share	$0.41	$0.68
Diluted average shares outstanding	45,368	48,828

Dividends paid per share	$0.215	$0.185

Meredith Corporation and Subsidiaries
Segment Information (Unaudited)

Three Months Ended September 30,	2008	2007
(In thousands)
Revenues
Publishing	$300,035	$329,522
Broadcasting
Non-political advertising	61,648	72,492
Political advertising	5,871	1,072
Other revenues	2,884	987
Total broadcasting	70,403	74,551
Total revenues	$370,438	$404,073

Operating profit
Publishing	$33,184	$55,433
Broadcasting	10,696	13,577
Unallocated corporate	(6,435)	(8,333)
Income from operations	$37,445	$60,677

Depreciation and amortization
Publishing	$3,828	$5,200
Broadcasting	6,069	6,378
Unallocated corporate	961	540
Total depreciation and amortization	$10,858	$12,118

EBITDA [1]
Publishing	$37,012	$60,633
Broadcasting	16,765	19,955
Unallocated corporate	(5,474)	(7,793)
Total EBITDA [1]	$48,303	$72,795
[1]	EBITDA is earnings from continuing operations before interest, taxes, depreciation, and amortization.

Meredith Corporation and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)

Assets	September 30, 2008	June 30, 2008
(In thousands)
Current assets
Cash and cash equivalents	$28,670	$37,644
Accounts receivable, net	225,647	230,978
Inventories	50,111	44,085
Current portion of subscription acquisition costs	57,525	59,939
Current portion of broadcast rights	21,845	10,779
Other current assets	20,519	19,665
Total current assets	404,317	403,090
Property, plant, and equipment	454,207	446,935
Less accumulated depreciation	(252,538)	(247,147)
Net property, plant, and equipment	201,669	199,788
Subscription acquisition costs	62,053	60,958
Broadcast rights	7,781	7,826
Other assets	71,721	74,472
Intangible assets, net	778,532	781,154
Goodwill	532,407	532,332
Total assets	$2,058,480	$2,059,620

Liabilities and Shareholders' Equity
Current liabilities
Current portion of long-term debt	$140,000	$75,000
Current portion of long-term broadcast rights payable	22,636	11,141
Accounts payable	83,842	79,028
Accrued expenses and other liabilities	104,612	102,707
Current portion of unearned subscription revenues	170,509	175,261
Total current liabilities	521,599	443,137
Long-term debt	325,000	410,000
Long-term broadcast rights payable	17,518	17,186
Unearned subscription revenues	157,393	157,872
Deferred income taxes	146,509	139,598
Other noncurrent liabilities	107,606	103,972
Total liabilities	1,275,625	1,271,765
Shareholders' equity
Common stock	35,953	36,295
Class B stock	9,164	9,181
Additional paid-in capital	49,711	52,693
Retained earnings	699,343	701,205
Accumulated other comprehensive income (loss)	(11,316)	(11,519)
Total shareholders' equity	782,855	787,855
Total liabilities and shareholders' equity	$2,058,480	$2,059,620

Meredith Corporation and Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)

Three Months Ended September 30,	2008	2007
(In thousands)
Net cash provided by operating activities	$44,549	61,806

Cash flows from investing activities
Acquisitions of businesses	(726)	-
Additions to property, plant, and equipment	(9,608)	(4,273)
Proceeds from dispositions of assets	636	-
Net cash used in investing activities	(9,698)	(4,273)

Cash flows from financing activities
Proceeds from issuance of long-term debt	100,000	75,000
Repayments of long-term debt	(120,000)	(90,000)
Purchases of Company stock	(15,791)	(49,772)
Dividends paid	(9,747)	(8,830)
Proceeds from common stock issued	860	2,293
Excess tax benefits from share-based payments	853	39
Net cash used in financing activities	(43,825)	(71,270)
Net decrease in cash and cash equivalents	(8,974)	(13,737)
Cash and cash equivalents at beginning of period	37,644	39,220
Cash and cash equivalents at end of period	$28,670	$25,483

Meredith Corporation and Subsidiaries	Tables
Supplemental Disclosures Regarding Non-GAAP Financial Measures

EBITDA

Consolidated EBITDA, which is reconciled to earnings from continuing operations in the following tables, is defined as earnings from continuing operations before interest, taxes, depreciation, and amortization. Segment EBITDA is a measure of segment earnings before depreciation and amortization.

	Three Months Ended September 30, 2008
	Publishing	Broadcasting	Unallocated Corporate	Total
(In thousands)
Revenues	$300,035	$70,403	$-	$370,438
Operating profit	$33,184	$10,696	$(6,435)	$37,445
Depreciation and amortization	3,828	6,069	961	10,858
EBITDA	$37,012	$16,765	$(5,474)	48,303
Less:
Depreciation and amortization				(10,858)
Net interest expense				(5,314)
Income taxes				(13,494)
Earnings from continuing operations				$18,637

	Three Months Ended September 30, 2007
	Publishing	Broadcasting	Unallocated Corporate	Total
(In thousands)
Revenues	$329,522	$74,551	$-	$404,073
Operating profit	$55,433	$13,577	$(8,333)	$60,677
Depreciation and amortization	5,200	6378	540	12,118
EBITDA	$60,633	$19,955	$(7,793)	72,795
Less:
Depreciation and amortization				(12,118)
Net interest expense				(5,811)
Income taxes				(21,398)
Earnings from continuing operations				$33,468

FREE CASH FLOW

Free cash flow, which is reconciled to earnings from continuing operations in the following table, is defined as earnings from continuing operations plus depreciation and amortization less capital expenditures.

	Three Months
Period Ended September 30,	2008	2007
(In thousands)
Free cash flow	$19,887	$41,313
Depreciation and amortization	(10,858)	(12,118)
Capital expenditures	9,608	4,273
Earnings from continuing operations	$18,637	$33,468